Exhibit 99.1

The AZEK® Company Completes Sale of Commercial Segment’s Vycom Business to Plaskolite, Announces Leadership Updates for Residential and Commercial Businesses

CHICAGO—November 1, 2023 (BUSINESS WIRE)-- The AZEK Company Inc. (NYSE: AZEK) ("AZEK" or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim, and StruXure™ pergolas, today completed the previously announced divestiture of its Vycom business, a division of its Commercial segment, to Ohio-based Plaskolite, LLC, a global leader in the manufacturing of engineering thermoplastics.

Additional information regarding the transaction is accessible via the Events & Presentations section of the Company’s website: https://investors.azekco.com/events-and-presentations/ and the transaction will be discussed during AZEK’s fiscal fourth quarter and full-year earnings call on November 28, 2023.

In connection with the sale of Vycom, AZEK also announced that Jonathan Skelly has been appointed President, Residential and Commercial. In this expanded role, Mr. Skelly assumes responsibility for AZEK’s Commercial business and will continue to lead the Residential organization.

“Since joining AZEK in 2018, Jon has demonstrated a strong track record of success in both developing and delivering against our short- and long-term strategic objectives. His invaluable leadership within the organization has positioned us to win and gain share in our core markets,” said AZEK CEO Jesse Singh.

Mr. Skelly has over 20 years of strategy, mergers and acquisitions, sales, customer service and business development experience. Prior to joining AZEK in 2018, Mr. Skelly served as Vice President of Corporate Development for W.W. Grainger, Inc., an industrial supply company. Mr. Skelly has also held a variety of leadership positions at The Home Depot Inc. and Hughes Supply, Inc.

AZEK also announced that Scott Van Winter will continue leading operations in Scranton, as President of Scranton Products. “Scott has played an instrumental role in expertly navigating the divestiture of the Vycom business. His demonstrated leadership, adaptability and deep understanding of the industry continues to make a positive impact across the organization,” continued Singh.

With more than 30 years of experience in the performance polymers industry, Mr. Van Winter most recently served as AZEK’s President, Commercial. He previously served as Chief Executive Officer and Executive Vice President at Jindal Films Americas, LLC, a leader in the development and manufacture of specialty films. Prior to joining Jindal Films America, Mr. Van Winter held various leadership positions at Toray Plastics (America), Inc. and Alcoa KAMA Co.

About The AZEK® Company

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK Trim® and StruXure™ pergolas. Consistently recognized as a market leader in innovation, quality and aesthetics, products across AZEK’s portfolio are made from up to approximately 90% recycled material and primarily replace wood on the outside of homes, providing a long-lasting,

Exhibit 99.1

eco-friendly and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping millions of pounds of waste out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Climate Leaders by USA Today, a Top Workplace by the Chicago Tribune and a winner of the 2023 Real Leaders® Impact Awards. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan and Minnesota. For additional information, please visit azekco.com.

AZEK Investor Relations Contact:

Eric Robinson

312-809-1093

ir@azekco.com

AZEK Media Contact:

Amanda Cimaglia

312-809-1093

media@azekco.com

Source: The AZEK Company Inc.